Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-218894, 333-233178, 333-237415, 333-254713, 333-263992, 333-270616, 333-278346 and 333-286344) of our report dated March 31, 2026 on the consolidated financial statements of ENDRA Life Sciences Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of ENDRA Life Sciences Inc. for the year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

Houston, Texas 77070

March 31, 2026